Exhibit 21
Subsidiaries of the Registrant

State or Other
Jurisdiction of
Subsidiaries	Incorporation
Cedar Corporation	Nevada
Cedro de Mexico, S.A. de C.V.	Mexico
Condor Power Supplies de Mexico, S.A. de C.V.	Mexico
Industrias SL, S.A. de C.V.	Mexico
MEX Holdings LLC	Mexico
MTE Corporation	Wisconsin
RFL Electronics Inc.	Delaware
SL Auburn, Inc.	New York
SL Delaware, Inc.	Delaware
SL Delaware Holdings, Inc.	Delaware
SL Montevideo Technology, Inc.	Minnesota
SL Power Electronics Ltd. (a)	United Kingdom
SL Power Electronics Corporation	Delaware
SL Shanghai International Trading Corporation	China
SL Shanghai Power Electronics Corporation	China
SL Surface Technologies, Inc. (b)	New Jersey
SL Xianghe Power Electronics Corporation	China
SLGC Holdings, Inc. (d)	Delaware
SLW Holdings, Inc. (c)	New Jersey
Teal Electronics Corporation	California
TPE de Mexico, S. de R.L. de C.V.	Mexico
All of the subsidiaries are included in the consolidated financial statements for the year ended December 31, 2007.

(a)	Formerly Condor Power Supplies (Europe) Ltd.

(b)	Formerly SL Modern Hard Chrome, Inc.

(c)	Certain net assets disposed on August 29, 2001, and name changed from SL Waber, Inc. on September 10, 2001.

(d)	Formerly Waber Power Ltd.